Exhibit 10.1

LETTER OF ASSIGNMENT

September 28, 2011

David A. McDonald

620 West 42nd Street, Apt. 22E

New York, New York 10036

Dear David:

This Letter of Assignment outlines our mutual agreement of the terms and conditions applying to your international assignment with Delcath Systems Limited in Galway, Ireland (and in London, England if business needs determine that you should serve a portion of the international assignment in London) as an Executive Vice President of Business Development. The Term of the Assignment is October 15, 2011 to October 8, 2012, unless earlier terminated by you, Delcath Systems Limited or Delcath, Inc., or unless extended by mutual agreement (“Term”).

Unless stated otherwise in this Letter of Assignment, all assignment-related compensation and benefits will be effective on the date your assignment actually begins.

This Letter of Assignment is further subject to you being able to obtain and maintain the necessary work permit/residence visa for the Republic of Ireland and your compliance with all other legal requirements that will allow you to work and reside in Ireland during the Term.

ASSIGNMENT TO DELCATH LIMITED

During your international assignment, you will remain employed by Delcath Systems, Inc. (the “Company”), which has agreed to assign you to work full-time for Delcath Systems Limited in Galway, Republic of Ireland and in London, England if business needs dictate. As explained more fully below, Delcath Systems Limited shall retain the right at any time after the commencement of this international assignment to notify the Company that your services are no longer required, at which point your international assignment to work for Delcath Systems Limited will end in accordance with the provisions below.

As your employer, the Company will provide the compensation and benefits described in this letter during your international assignment to Delcath Systems Limited. In consideration of the services you will be providing, Delcath Systems Limited shall reimburse the Company for the compensation and benefits the Company provides. During your international assignment, the Company and you may sign a new employment agreement (“Employment Agreement”). In such event, your employment will be governed by the Employment Agreement, as applicable, in addition to this Letter of Assignment during your international assignment.

David A. McDonald	Page 2 of 10
September 28, 2011

POSITION/DUTIES

Your duties and responsibilities during your international assignment will be the duties of Executive Vice President of Business Development and to support any general Company business needs for Delcath Systems Limited, and such other duties and responsibilities as assigned from time to time by the CEO of the Company and/or the Board of Directors of the Company.

POINT OF ORIGIN

Your point of origin is New York, NY. All business travel for you will be by business class air travel and based on the most direct route between New York, NY and Ireland and/or England as applicable in accordance with the Delcath Corporate Travel Policy, which may change from time to time. For U.S. income tax purposes, your point of origin will be New York, NY. Travel for you to Ireland for the beginning of your assignment and travel at the completion or early termination of your assignment, if allowed in accordance with the provisions of this Letter of Assignment, shall be by business class air travel.

MEDICAL EXAM

You should arrange to have a medical exam for you to ensure that you meet the requirements for international travel and residence in Ireland, including any required vaccinations and inoculations.

WORK PERMIT

The Company and Delcath Systems Limited will assist you in the application for the required work permit for you to reside and work in Ireland, and in England if you are based for a portion of your international assignment in London, England.

COMPENSATION AND BENEFITS

The Company will provide you with the following compensation and benefits during your international assignment. The compensation set forth in this Letter of Assignment shall be in lieu of any compensation you would otherwise have received if you remained with the Company in the United States. The benefits set forth in this Letter of Assignment, except as otherwise stated, shall be in lieu of the benefits in which you have participated during your employment to date with the Company in the United States. As with other employees of the Company, compensation and benefits will be periodically reviewed by the Company and, at the Company’s discretion, may be modified based on performance and business considerations. All compensation and benefits are subject to applicable taxes.

David A. McDonald	Page 3 of 10
September 28, 2011

International Assignment Base Salary and Incentive

During your international assignment, you will be paid an annual gross base salary of U.S. $333,125.00 paid semi-monthly in accordance with the Company’s executive payroll practices. (“International Assignment Base Salary”). Your salary will be automatically deposited at the U.S. Bank of your choice.

You will continue to be eligible to participate in the Company’s annual incentive plan (“AIP”). Your target award shall be up to 40% of your International Assignment Base Salary. Your bonus award, if any, will at all times be subject to the terms and conditions of the Company’s AIP as may be amended by the Company from time to time. Your AIP award for 2011 will be based upon your previously agreed 2011 corporate and individual performance objectives. Just as incentive eligibility for domestic employees can change from year to year, your continued eligibility while on assignment is not guaranteed, and may change based on pay practices and the scope of your position. Your eligibility for incentive upon repatriation will be based on any new position offered to you, without respect to any prior incentive eligibility.

Expatriate Assignment Bonus

You will be paid a one time Expatriate Assignment Bonus in the gross amount of $66,625.00 to be paid approximately two (2) weeks before your anticipated move date to Galway, Ireland. Such bonus payment will be subject to all applicable taxes and withholdings. If you are terminated by the Company for Cause or you resign without Good Reason, as such terms are defined in the termination section below, prior to the completion of your international assignment, you shall be obligated to return a pro rata portion of the Expatriate Assignment Bonus to the Company based upon the number of days of remaining in your Term for this international assignment divided by 360.

Termination of Existing Lease

The Company will reimburse you up to a gross sum of U.S. $15,000, to be used towards any penalties or other fees you will incur in breaking your lease on your current apartment in New York, NY. You will be obligated to provide written evidence of the amount of any penalties or fees incurred by you in connection with the early termination of your lease in order to obtain reimbursement from the Company.

Stock Options and Restricted Stock

Your rights with respect to any stock options or restricted stock previously granted shall continue to be governed by the 2009 Stock Incentive Plan as amended as well as any stock option grant letter or restricted stock award grant letter between you and the Company.

David A. McDonald	Page 4 of 10
September 28, 2011

Benefit Eligibility

During your international assignment, you may continue to participate in the Company’s U.S. benefit programs where allowed by, and in accordance with, applicable plan documents which may change from time to time. The Company may in addition provide medical and dental coverage under a global medical plan. All benefits are subject to change at the discretion of the Company.

International Travel Assistance Services

The Company currently provides worldwide medical referral and evacuation services via a contractual agreement with ACE USA Travel Assistance Services. This network of physicians, nurses, paramedics, and specialists are available 24 hours a day, 7 days a week. ACE USA should be used as a backup resource of doctors and facilities. You will be provided with an ACE USA access identification number and additional information when you receive your airline tickets.

Vacation and Holidays

Your vacation will continue to be determined by the Company’s policies while on international assignment. However, the holidays observed by Delcath Systems Limited will be in place of the holidays observed by the Company for U.S. employees.

Home Leave

Once you are on international assignment and residing in Ireland, the Company will pay business class airfare for you to return to the United States two times over the length of your 12-month assignment. This travel should be by the most direct route between Galway, Ireland and the United States. You must use vacation in accordance with Company policies for home leave.

Furnished Housing

You should seek out and arrange to rent a fully furnished apartment in Galway, Ireland. The Company will pay a reasonable monthly housing budget, for housing approved in advance, based on local practice for a flat in Galway, Ireland excluding parking. (Parking will be provided separately, if necessary.) The Company will provide on-site assistance to assist in locating and securing the apartment. Your monthly housing budget has been based on position level, competitive expatriate practices, and the level of housing for a comparable local national. The Company will reimburse you for the cost of cable and internet access as well as utilities, including, water, gas, electricity, TV tax, and basic telephone. All other expenses and utilities associated with your furnished apartment will be your sole responsibility.

David A. McDonald	Page 5 of 10
September 28, 2011

Temporary Housing

The Company will reimburse you for any short term temporary housing or hotel incurred in connection with your move to Galway, Ireland, for up to four (4) weeks, until such time as permanent furnished housing is available.

Automobile (Primary Vehicle)

The Company will either provide you with a reasonable monthly car allowance or directly lease an automobile for you to use during your assignment in Ireland. Assistance will be provided in the transfer and application of your driving license after arriving in Galway, Ireland. Expenses (e.g., gasoline, oil) related to business usage will be reimbursed per local practice. You will be responsible for all personal use of the automobile and related expenses.

Insurance will be provided by the Company. You will be responsible for the maintenance of the automobile. An annual maintenance check (tune-up) will be reimbursed by the Company.

Moving Costs

Upon prior approval of invoices, the Company will pay for the actual cost of packing, transportation, unpacking, and insurance for one shipment (or the comparable cost for a surface shipment) of personal effects of up to 1000 lbs moved from your principal home country residence to the host country location. As soon as the invoices for such costs are available, you should submit the invoices to the Company for prior approval.

You are eligible to ship up to 1000 Ibs. of personal effects by air to Galway, Ireland. Upon completion of the international assignment or earlier termination of your assignment by the Company or Delcath Systems Limited, except where you resign from your assignment without Good Reason or your assignment is terminated by the Company for Cause as such terms are defined in the Termination section below, the Company, upon prior approval of invoices, will pay for the actual cost of packing, transportation, unpacking, and insurance for one air shipment (or the comparable cost for a surface shipment) of personal effects moved from the host country location to New York, NY. The weight allowance will be 1000 lbs plus a maximum of 10 percent per year of assignment, up to a total additional weight allowance of 100 lbs. If you resign from your international assignment without Good Reason or you are terminated for Cause by the Company prior to completion of such international assignment, the Company is not obligated to pay moving costs as set forth in this Paragraph.

Tax Equalization

It is the policy of the Company that while on assignment you will pay approximately the same income taxes on your income from the Company that you would have paid had you remained with the Company in your home location. To accomplish this, you will pay a hypothetical income tax based on U.S. and your state tax laws. This hypothetical tax will be calculated and

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September 28, 2011

deducted from your compensation semi-monthly and replace your actual tax withholdings. Ernst & Young, LLP will assist you in the preparation and filing of your Irish and U.S. returns, at Company expense. It is your responsibility to provide Ernst & Young, LLP with the pertinent tax data and information on a timely basis. It is also your responsibility to file your U.S. and foreign returns with the proper tax authorities on a timely basis once they are prepared. Any penalties due to late filing will be your responsibility. You hereby authorize the Company to deduct any excess payment which may be due from you in respect of such tax equalization, from your salary or other payment due to you.

CODE OF CONDUCT AND OTHER COMPANY POLICIES

As a Company employee in an international location, the Company expects that you will abide by the laws of the host country.

You must also understand and acknowledge that the Company, its personnel and its subsidiaries are subject to the legal limitations and prohibitions of the U.S. Foreign Corrupt Practices Act (“FCPA”). By accepting this international assignment, you agree to conduct business in Ireland without authorizing or making the payment of any money, or the giving of anything of value, directly or indirectly to or for the benefit of any governmental official in order to obtain the wrongful performance, or omission, of any acts related to the duties of such official(s), or for any other purpose which may be deemed, by the Company or its advisors, unlawful or wrongful under the laws of the Republic of Ireland, England, other applicable local law, or of the United States. If you have any questions about the appropriateness of any action or payment on behalf of the Company, you should contact Peter Graham, the Company’s General Counsel.

You agree that you will not engage in any employment, business or activity that is in competition or conflicts with the Company’s or Delcath Systems Limited’s business interests or interferes with your duties and responsibilities to the Company or Delcath Systems Limited.

You are expected to continue to comply with all the Company policies, as may change from time to time, where applicable to your employment during the international assignment, including but not limited to the Company’s Code of Business Conduct and Ethics, Employee Handbook, Insider Trading Policy and Travel Policy, as updated and/or amended from time to time. You are also expected to abide by the policies of Delcath Systems Limited where applicable to your employment during the international assignment.

As with your employment to date in the United States, your employment during your international assignment, and thereafter if you remain an employee of the Company, shall be on an “at will” basis in accordance with the laws of the State of New York, subject to termination either by you or the Company, at any time for any reason, with or without cause, and with or without advance notice.

The terms, provisions, and obligations of your Employee Confidentiality and Restrictive Covenant Agreement dated September 28, 2011 (“Employee Restrictive Covenant Agreement”)

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September 28, 2011

shall survive the completion of, your resignation from or the termination of the international assignment either by you, Delcath Systems Limited, or the Company, for any reason, and shall survive your resignation or the termination of your employment with the Company for any reason.

TERMINATION

The Company’s obligations in the event of the completion of your international assignment, early termination of your assignment, or your resignation or the termination of employment with the Company during or upon the completion of your international assignment, are only as set forth in this Termination section.

In the event of the completion of your assignment, early termination of your assignment, or your resignation or termination of employment, whether by you or the Company and regardless of the reason, the post-termination restrictions and obligations of your Employee Restrictive Covenant Agreement and of any Employment Agreement then in effect will remain in full force and effect according to their terms.

Completion of Assignment

Upon successful completion of your international assignment, the Company may return you to a comparable position with the Company in the United States if a comparable position is available. A “comparable position” for purposes of this Letter of Assignment shall mean a position for which the base salary is at the level or above the last position you held before your international assignment began. If you do not accept a comparable position offered to you, you will be deemed to have voluntarily resigned your employment and your final compensation and benefits will be as set forth in the Resignation section below. If a comparable position is not available or is not offered to you, and you do not accept any other open position within the Company, the Company will terminate your employment and you will be paid the following only through your last date of employment: (i) your regular International Assignment Base Salary, and housing budget, all prorated for your last partial month of employment; (ii) any accrued and unused vacation in accordance with Company policies; (iii) any business expenses incurred through your last date of employment in accordance with Company policies; (iv) any earned and unpaid incentive in accordance with the Company’s Annual Incentive Plan if applicable to you; and (v) moving costs and airfares for you back to New York, NY as set forth in this Letter of Assignment. Your benefits will be governed by applicable plan documents and your stock options will be governed by the 2009 Stock Incentive Plan, as amended and any award documents. The Company may also in its discretion offer you a severance. The receipt of the severance will be contingent upon your executing and not rescinding a separation agreement to be prepared by the Company which will include a release of claims.

David A. McDonald	Page 8 of 10
September 28, 2011

Termination of Assignment

Either Delcath Systems Limited or the Company may terminate your international assignment prior to the expiration of the Term or any extended Term for any reason, with or without cause, upon thirty days advance written notice to you.

In the event Delcath Systems Limited or the Company terminates your international assignment, the Company may return you to a comparable position with the Company in the United States if a comparable position is available. A “comparable position” for purposes of this Letter of Assignment shall mean a position for which the base salary is at the level or above the last position you held before your international assignment began. If you do not accept a comparable position offered to you, you will be deemed to have voluntarily resigned your assignment and your employment without Good Reason and your final compensation and benefits will be as set forth in the Resignation section below. If a comparable position is not available or is not offered to you, and you do not accept any other open position within the Company, the Company will terminate your employment and you will be paid the following only through your last date of employment: (i) your regular International Assignment Base Salary and housing budget, all prorated for your last partial month of employment; (ii) any accrued and unused vacation in accordance with Company policies; (iii) any business expenses incurred through your last date of employment in accordance with Company policies; (iv) any earned and unpaid incentive in accordance with the Company’s Annual Incentive Plan if applicable to you; and (v) moving costs and airfares for you back to New York, NY as set forth in this Letter of Assignment. Your benefits will be governed by applicable plan documents and your stock options and restricted stock will be governed by the 2009 Stock Incentive Plan as amended and any award documents.

Your employment may also be terminated by the Company effective immediately upon written notice to you for Cause. In the event the Company terminates your international assignment with Cause, your employment with the Company will also immediately terminate. In such event, the Company will only be obligated to pay: (i) your regular International Assignment Base Salary and housing budget, all prorated for your last partial month of employment; (ii) any accrued and unused vacation in accordance with Company policies; (iii) any business expenses incurred through your last date of employment in accordance with Company policies; and (iv) any earned and unpaid incentive in accordance with the Company’s Annual Incentive Plan if applicable to you. Your benefits will be governed by applicable plan documents and your stock options will be governed by the 2009 Stock Option Plan and any amendments thereto. “Cause” for purposes of this Letter of Assignment shall mean your breach of a material policy of the Company or Delcath Systems Limited, including but not limited to the Company’s Code of Conduct, Company’s Code of Business Conduct and Ethics, Insider Trading Policy and Travel Policy, as updated and/or amended from time to time; your act or omission which is in violation of U.S. or local law with respect to the Company’s business or interests; a breach of the Employee Agreement as amended; or an act of misconduct which in the Company’s estimation materially harms or has the potential to materially harm the business or interests of the Company or Delcath Systems Limited.

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September 28, 2011

Termination of your Employment

The Company may terminate your employment at any time without “Cause” during your international assignment. In the event of termination, the Company will only be obligated to pay you the following and only through your last date of employment: (i) your regular International Assignment Base Salary and housing budget, all prorated for your last partial month of employment; (ii) any accrued and unused vacation in accordance with Company policies; (iii) any business expenses incurred through your last date of employment in accordance with Company policies; and (iv) any earned and unpaid incentive in accordance with the Company’s Annual Incentive Plan if applicable to you. Your benefits will be governed by applicable plan documents and your stock options will be governed by the 2009 Stock Incentive Plan, as amended, and any applicable award documents.

Resignation

If you resign from or terminate your international assignment prior to completion of such assignment, you will also be deemed to have resigned or terminated employment with the Company. If you resign from or terminate your international assignment prior to completion of such assignment, except for Good Reason, the Company will only be obligated to pay you the following and only through your last date of employment: (i) your regular International Assignment Base Salary and housing budget, all prorated for your last partial month of employment; (ii) any accrued and unused vacation in accordance with Company policies; (iii) any business expenses incurred through your last date of employment in accordance with Company policies; and (iv) any earned and unpaid incentive in accordance with the Company’s Annual Incentive Plan if applicable to you. Your benefits will be governed by applicable plan documents and your stock options will be governed by the 2009 Stock Incentive Plan, as amended, and any applicable award documents.

If you resign for Good Reason, the Company in addition to the above will pay moving costs and airfares for you back to New York, NY as set forth in this Letter of Assignment. Good Reason for purposes of this Letter of Assignment shall mean a material reduction in your International Assignment Base Salary which is not cured within 30 days of your written notice to the Director of Human Resources.

SUCCESSORS AND ASSIGNS

This Letter of Assignment will inure to the benefit of and be binding upon the Company, and the Company’s successors and assigns. This letter of Assignment may not be assigned by you without the prior written consent of the Company.

EMPLOYEE AGREEMENTS

You agree that you have accepted this international assignment voluntarily and that neither this international assignment, nor any of the terms and conditions of this international assignment as set forth in this Letter of Assignment, shall constitute good reason for termination by you under any employment or other agreement with the Company. The terms, provisions, and obligations

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September 28, 2011

of your Employee Restrictive Covenant Agreement, and any post termination obligations of any Employment Agreement then in effect shall survive the completion of, your resignation from or the termination of the international assignment either by you, Delcath Systems Limited, or the Company, for any reason, and shall survive your resignation or the termination of your employment with the Company for any reason. Your international assignment and the compensation and benefits you will receive during such assignment are further consideration for terms, provisions, restrictions and obligations under the Employee Restrictive Covenant Agreement.

DISPUTE RESOLUTION

Governing Law, Jurisdiction, Venue

The terms and conditions of your employment, including the terms of this Letter of Assignment, will be governed by the laws of the State of New York. All matters relating to the interpretation, construction, application, validity and enforcement of this Letter of Assignment shall be governed by the laws of the state of New York. The parties agree that any dispute arising under or in any way related to this Letter of Assignment or in any way related to your international assignment shall be submitted and subject to, and the parties hereby consent to, the exclusive jurisdiction and venue of the state or federal courts located in New York, NY in the State of New York, USA.

We are hopeful that you will accept this new assignment and see it as a promising opportunity for you and Delcath Systems, Inc. Please indicate your acceptance of and agreement to this Letter of Assignment by signing in the space provided below and returning the original to my attention, keeping a copy for your records. Please contact me with any questions.

Sincerely,

DELCATH SYSTEMS, INC.

/s/ Peter J. Graham
Peter J. Graham
Executive Vice President, General Counsel

ACCEPTED AND AGREED:

Date:	9/28/2011	/s/ David A. McDonald
David A. McDonald